Exhibit (j) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 40 to the Registration Statement (Form N-1A, No. 33-29838) of Cash Trust Series, Inc., and to the incorporation by reference of our reports, dated July 23, 2015, on Federated Government Cash Series, Federated Municipal Cash Series, Federated Prime Cash Series, and Federated Treasury Cash Series (the four portfolios constituting Cash Trust Series, Inc.), included in the Annual Shareholder Reports for the fiscal year ended May 31, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 23, 2015